Exhibit 99

Cardinal Bankshares Corporation

Post Office Box 215

Floyd, Virginia 24091

Phone: (540) 745-4191

Fax: (540) 745-4133

August 4, 2011

FIRST CLASS MAIL AND E-MAIL (doug.schaller@gmail.com)

Schaller Equity Partners

324 Indera Mills Court

Winston-Salem, North Carolina 27101

Attn: Mr. Douglas E. Schaller, President

Re: July 27, 2011 Letter to Board of Directors

Dear Mr. Schaller:

We received your letter of July 27, 2011 and are writing in reply. We recognize that you are entitled to your opinions regarding our performance as directors. We would, however, point out that we all live and work in the market served by the Bank of Floyd and are customers of the Bank; collectively we, together with our families, have a very sizeable investment in Cardinal; and, our investment has been and remains for the long term. Many, perhaps most, of the shareholders are our friends and neighbors. So, we take our responsibilities seriously and exercise our business judgment in the interest of Cardinal and all of its shareholders and not just for the short term.

In reviewing your complaints, we see that you first acquired stock in Cardinal in February, 2011. With two exceptions, every concern you listed in your letter occurred before you acquired your first share of Cardinal stock. All of the matters giving rise to these concerns were clearly disclosed in our filings with the Securities and Exchange Commission and were available to you before you bought any of our stock. Knowing those facts when you proceeded to acquire 9% of our stock over a period of a few months, we find it doubtful that you really believe that we were not fulfilling our fiduciary duties in respect to any of these matters, unless your intent from the beginning was to force a sale of Cardinal. So far as the whistleblower case is concerned, as you well know, we were successful in defending that case. We believe if more companies defended spurious cases like this rather than taking the easy way out and settling them, there would be fewer nuisance suits, and shareholders would be better served.

With respect to the personnel changes that did occur after you accumulated most of your shares: we do not intend to disclose any further information about the departure of Mr. Logue. We believe that is a confidential employment matter, as we have stated clearly in the past. We have made the public disclosures regarding it that are required by law, and we will not give you, or any other shareholder, confidential personnel-related information. We note parenthetically that you continued to purchase our stock after Mr. Logue’s departure, in spite of our refusal to provide you with nonpublic information regarding that matter as you had demanded. Not knowing this information does not seem to have abated your desire to acquire more of our shares.

Obviously we disagree with your assessment of our new Executive Vice President, Michael Larrowe. Mr. Larrowe has a fine financial background, decades of experience working with banks, a great deal of respect in the banking community, and, we believe, the personality and character necessary to be a fine bank executive. He also is a native of the area, growing up about 35 miles away. We have also observed Mr. Larrowe for many years as the company’s lead outside auditor and, as a result, have a far better sense of his ultimate fit for our company and the markets we serve than many others we might hire without having similar familiarity. Our business judgment is that Mr. Larrowe will make a fine executive for our Bank.

Your attempt to make an issue of facts already known when you first bought your stock, your extreme and somewhat inexplicable reaction to Mr. Logue’s departure while continuing to accumulate our shares, and your attempt now to try to influence a sale of this company are all quite curious. It makes us wonder whether you intended from the beginning to try to force a sale of this company, notwithstanding your initial 13D filing.

Sincerely,

BOARD OF DIRECTORS OF CARDINAL BANKSHARES:

Joseph Howard Conduff, & DDS.

Dr. Joseph Howard Conduff, Jr. Chair of the Audit Committee

William R. Gardner, Jr.

William R. Gardner, Jr., Vice/Chairman of the Board

Kevin D. Mitchell

Kevin D. Mitchell, Director and Member of the Audit Committee

G. Harris Warner, Jr.

G. Harris Warner, Jr., Chairman of the Personnel Committee

Ronald Leon Moore

Ronald Leon Moore, Chairman of the Board

Copy: Jeffrey Skinner, Kilpatrick Townsend & Stockton LLP